Exhibit A

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of LSB Financial Corp. shall be filed on behalf of the undersigned.

/s/ STEVEN R. GERBEL

Steven R. Gerbel

BROWN TROUT MANAGEMENT, LLC

Name: Steven R. Gerbel

Title: Managing Member